Exhibit 99.1
REVLON, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2007		June 30, 2007
	As Reported	Updated	As Reported	Updated
Net sales	$328.6	$322.0	$349.2	$341.0
Cost of sales	126.2	122.7	127.8	123.5

Gross profit	202.4	199.3	221.4	217.5
Selling, general and administrative expenses	195.1	192.1	202.4	198.9
Restructuring costs and other, net	4.3	4.3	2.1	2.1

Operating income	3.0	2.9	16.9	16.5

Other expenses (income):
Interest expense	33.8	33.6	33.6	33.5
Interest income	(1.3)	(1.3)	(0.2)	(0.2)
Amortization of debt issuance costs	1.1	1.1	0.2	0.2
Foreign currency losses (gains), net	0.1	0.1	(0.6)	(0.6)
Miscellaneous, net	0.1	0.1	(1.0)	(1.0)

Other expenses, net	33.8	33.6	32.0	31.9

Loss from continuing operations before income taxes	(30.8)	(30.7)	(15.1)	(15.4)
Provision for income taxes	4.4	4.3	(3.8)	(3.5)

Loss from continuing operations	(35.2)	(35.0)	(11.3)	(11.9)

(Loss) income from discontinued operations, net of taxes	—	(0.2)	—	0.6

Net loss	$(35.2)	$(35.2)	$(11.3)	$(11.3)

Basic (loss) income per common share:
Continuing operations	(0.72)	(0.72)	(0.22)	(0.23)
Discontinued operations	—	—	—	0.01

Net loss	$(0.72)	$(0.72)	$(0.22)	$(0.22)

Diluted (loss) income per common share:
Continuing operations	(0.72)	(0.72)	(0.22)	(0.23)
Discontinued operations	—	—	—	0.01

Net loss	$(0.72)	$(0.72)	$(0.22)	$(0.22)

Weighted average number of common shares outstanding:
Basic	48,635,934	48,635,934	50,946,029	50,946,029

Diluted	48,635,934	48,635,934	50,946,029	50,946,029